Exhibit 99.1

HILLENBRAND INDUSTRIES, INC. ANNOUNCES PRELIMINARY INJUNCTION ORDERED IN YORKTOWNE CASKET
ACQUISITION

BATESVILLE, Ind., Nov. 11, 2005 – Hillenbrand Industries, Inc. (NYSE:HB) announced today that a judge in Pennsylvania issued a preliminary injunction on November 9, 2005, related to Batesville Casket Company’s previously announced proposed acquisition of Yorktowne Casket Company, Inc. The preliminary order prevents Batesville Casket, Yorktowne Casket and its shareholders from further pursuing the proposed transaction until a final judgment or reversal or modification of the order, the timing of any of which is not certain. The preliminary order also requires that Yorktowne provide The York Group, Inc., a subsidiary of Matthews International Corporation, which initiated the legal action, with a right of first refusal to purchase Yorktowne.

Batesville Casket believes that the preliminary ruling is incorrect as a matter of law and is evaluating alternative courses of action available, including appeal.

About Hillenbrand Industries, Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “evaluating,” “proposed,” and “believe.” The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004 and under the heading “Forward-Looking Statements and Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.

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